Kohl's Corporation Reports Third Quarter Financial Results

MENOMONEE FALLS, Wis., November 9, 2017-- Kohl’s Corporation (NYSE:KSS) today reported results for the three and nine month periods ended October 28, 2017.

	Three Months Ended			Nine Months Ended
($ in millions)	2017	2016	Change	2017	2016	Change
Total sales	$4,332	$4,327	0.1%	$12,319	$12,481	(1.3)%
Comparable sales	0.1%	(1.7)%	—	(1.0)%	(2.4)%	—
Gross margin	36.8%	37.1%	(30) bp	37.6%	37.4%	15 bp
Selling, general, and administrative expenses	$1,095	$1,080	1.4%	$3,053	$3,074	(0.7)%
Reported
Net income	$117	$146	(20)%	$391	$303	29%
Diluted earnings per share	$0.70	$0.83	(16)%	$2.32	$1.68	38%
Excluding non-recurring items*
Net income	$117	$142	(18)%	$391	$420	(7)%
Diluted earnings per share	$0.70	$0.80	(13)%	$2.32	$2.33	(0)%
*Excludes Impairments, store closing and other costs in 2016.

Kevin Mansell, Kohl's chairman, chief executive officer and president, said, "We are pleased to report an increase in comp sales for the quarter as the traffic momentum we saw in the first half of the year continued. We saw strong results during the back-to-school season, achieving a low single-digit positive comp. The middle of the quarter was soft as we experienced disruptions from the hurricanes and other unseasonal weather. The quarter closed with strong sales in the second half of October."

Dividend
On November 8, 2017, the Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.55 per share. The dividend is payable December 20, 2017 to shareholders of record at the close of business on December 6, 2017.

Store Update
Kohl’s ended the quarter with 1,156 Kohl's stores in 49 states compared with 1,155 Kohl's stores at the same time last year. Kohl's also operates 12 FILA Outlets and four Off/Aisle clearance centers.

Earnings Guidance Update
The Company now expects fiscal 2017 diluted earnings per share of $3.72 to $3.92, which includes the impact of a fourth quarter tax settlement.  The Company expects to receive a pre-tax benefit of $30 million from this state tax settlement which will be recorded through its tax rate. Excluding the impact of the tax settlement, the Company expects diluted earnings per share of $3.60 to $3.80, compared to its prior guidance of $3.50 to $3.80 per diluted share.

Third Quarter 2017 Earnings Conference Call
Kohl's will host its quarterly earnings conference call at 8:30 am ET on November 9, 2017. The phone number for the conference call is (800) 230-1085. Replays of the call will be available for 30 days by dialing (800) 475-6701. The conference ID for both the live call and the replay is 413291. The conference call and replays are also accessible via the Company's web site at http://corporate.kohls.com/investors/events-and-presentations.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These r isks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $600 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community and how to join our winning team, visit Corporate.Kohls.com.

Contacts
Investor Relations:
Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:
Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

###

KOHL’S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in Millions, Except per Share Data)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net sales	$4,332	$4,327	$12,319	$12,481
Cost of merchandise sold	2,737	2,720	7,693	7,812
Gross margin	1,595	1,607	4,626	4,669
As a percent of net sales	36.8%	37.1%	37.6%	37.4%
Operating expenses:
Selling, general, and administrative	1,095	1,080	3,053	3,074
As a percent of net sales	25.3%	25.0%	24.8%	24.6%
Depreciation and amortization	243	232	724	700
Impairments, store closing and other costs	—	(6)	—	186
Operating income	257	301	849	709
Interest expense, net	74	76	225	233
Income before income taxes	183	225	624	476
Provision for income taxes	66	79	233	173
Net income	$117	$146	$391	$303

Average number of shares:
Basic	166	177	168	180
Diluted	166	177	168	180

Net income per share:
Basic	$0.70	$0.83	$2.33	$1.68
Diluted	$0.70	$0.83	$2.32	$1.68

Excluding non-recurring items*
Net income	$117	$142	$391	$420
Diluted net income per share	$0.70	$0.80	$2.32	$2.33
*Excludes Impairments, store closing and other costs in 2016.

KOHL’S CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in Millions)	October 28, 2017	October 29, 2016
Assets
Current assets:
Cash and cash equivalents	$736	$597
Merchandise inventories	4,632	4,721
Other	332	336
Total current assets	5,700	5,654
Property and equipment, net	7,974	8,203
Other assets	226	219
Total assets	$13,900	$14,076

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,113	$2,097
Accrued liabilities	1,237	1,235
Income taxes payable	24	66
Current portion of capital lease and financing obligations	131	128
Total current liabilities	3,505	3,526
Long-term debt	2,796	2,794
Capital lease and financing obligations	1,622	1,702
Deferred income taxes	275	298
Other long-term liabilities	673	649
Shareholders' equity	5,029	5,107
Total liabilities and shareholders' equity	$13,900	$14,076

KOHL’S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
(Dollars in Millions)	October 28, 2017	October 29, 2016
Operating activities
Net income	$391	$303
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	724	700
Share-based compensation	34	31
Deferred income taxes	2	40
Impairments, store closing and other costs	—	57
Other non-cash revenues and expenses	(4)	20
Changes in operating assets and liabilities:
Merchandise inventories	(829)	(679)
Other current and long-term assets	47	20
Accounts payable	606	846
Accrued and other long-term liabilities	(11)	23
Income taxes	(91)	(77)
Net cash provided by operating activities	869	1,284
Investing activities
Acquisition of property and equipment	(547)	(591)
Proceeds from sale of property and equipment	18	7
Net cash used in investing activities	(529)	(584)
Financing activities
Treasury stock purchases	(288)	(441)
Shares withheld for taxes on vested restricted shares	(12)	(15)
Dividends paid	(277)	(270)
Capital lease and financing obligation payments	(101)	(95)
Proceeds from stock option exercises	—	6
Proceeds from financing obligations	—	5
Net cash used in financing activities	(678)	(810)
Net decrease in cash and cash equivalents	(338)	(110)
Cash and cash equivalents at beginning of period	1,074	707
Cash and cash equivalents at end of period	$736	$597